Exhibit 99.1

Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Tracey Belko (media)
	212-691-8087	Sloane & Company
	m.lucarelli@allencaron.com	tbelko@sloanepr.com
212 446 1889

DIGITAL ANGEL BOLSTERS SENIOR MANAGEMENT TEAM

HIRES SEASONED CATTLE EXPERT JOHN L. BRALY AS VICE PRESIDENT OF BUSINESS DEVELOPMENT

AND INDUSTRY RELATIONS

PATRICIA PETERSEN JOINS AS NEW GENERAL COUNSEL;

Strengthening Executive Team Key to Strategic Development Plan, Growing Global Business

SO. ST. PAUL, MN (September 18, 2006) … Digital Angel Corporation (Amex: DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, announced today that it had significantly bolstered its management team by making two senior hires:  John L. Braly as Vice President of Business Development and Industry Relations for the Company’s Animal Applications Division, and Patricia Petersen as General Counsel.  Petersen begins immediately and Braly will start in October.

These new appointments are key components of  Digital Angel’s business development program, which is focused on building  a world-class executive team capable of implementing a diverse, global business plan and driving shareholder and market value.

“Digital Angel is at a critical inflection point in our business planning and development.  We have made significant progress in a number of critical areas including electronic tags for livestock, substantial growth in implantable chips for pets and new search and rescue beacon contracts for the military.  We are poised to take the company to the next level,” said Digital Angel CEO and President Kevin McGrath.  “We are thrilled that John and Patricia see the opportunity within Digital Angel and have agreed to join our management team.”

Braly joins the Company from the National Cattlemen’s Beef Association, where he was most recently Vice President and Head of Membership.  Prior to that, Braly spent 16 years at the California Cattlemen’s Association where he started as Senior Director, Government Relations and later became Executive Vice President.  In his role with the National Cattlemen’s Beef Association John has built strong relationships with producers, Livestock Marketing Council members and the various state livestock affiliates and beef councils.

“ John is one of the most trusted names and best-known experts in the livestock and animal identification industries in the United States,” McGrath said. “He has worked closely with farmers and ranchers all over the country, as well as the affiliated trade groups and state beef councils.  John will be an invaluable addition to our team as we rapidly expand our work within the livestock industry to enhance our current livestock traceability product line and most importantly, take advantage of new emerging opportunities in the United States and abroad.”

Petersen  has more than 16 years of experience in providing legal counsel in fast-paced, rapid-growth environments.  Before coming to Digital Angel, Petersen was Sr. Vice President, General Counsel and Secretary for Hollywood, FL-based Technical Olympic USA, Inc.  Prior to that position, Petersen spent two years as Assistant General Counsel of Corning Incorporated. She also spent eight years in Bucharest, Romania as Managing Partner of Nestor Nestor Kingston Petersen, a law firm she co-founded in 1992.

“Patricia has a wealth of corporate experience in high-growth, high-intensity markets.  She has been integral in opening up new markets, both domestically and abroad, and will be extremely involved as we expand our portfolio into new product lines and new geographies,” McGrath said.

The company announced last week that by the end of September it expects to have sold 1.9 million electronic RFID livestock tags in 2006, quickly exceeding full-year 2005 sales of 1.7 million tags.  The increased awareness of potential animal health issues and the importance of livestock traceability fueled the record-breaking sales.  In addition to the United States and Canada, Digital Angel now sells electronic tags in Brazil, Argentina, Chile, Ecuador, Mexico and Uruguay.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that Applied Digital Inc. owns 55.4% of the Company’s common stock, that  new accounting pronouncements regarding expensing of share based compensation may impact the Company’s future results of operations, the Company may continue to incur net losses, infringement by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business, domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell its  products in certain markets, the Company relies on sales to government contractors for its animal identification and search and rescue beacon products, and any decline in the demand by these customers for such  products could negatively affect the Company’s business, the Company depends on a single production arrangement for its patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on the Company’s business, technological change could cause the Company’s products to become obsolete, the loss of one of the Company’s principal customers could negatively impact the Company’s net revenue, the Company’s earnings will decline if the Company writes off goodwill and other intangible assets, options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results, the Company depends on a small team of senior management.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2005. Investors and stockholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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